CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 25, 2018, relating to the financial statements and financial highlights of Centerstone Investors Trust, comprising Centerstone Investors Fund and Centerstone International Fund, for the year ended March 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Portfolio Holdings Information” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

July 25, 2018